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Exhibit 5.1

Mayer, Brown, Rowe & Maw LLP
190 South La Salle Street
Chicago, Illinois 60603-3441

Main Tel (312) 782-0600
Main Fax (312) 701-7711
www.mayerbrownrowe.com

                        , 2005

Crompton Corporation
199 Benson Road
Middlebury, Connecticut 06749

Re:
Merger of Copernicus Merger Corporation,
a wholly owned subsidiary of Crompton
Corporation, with and into Great Lakes Chemical Corporation

Ladies and Gentlemen:

        We have acted as special counsel to Crompton Corporation, a Delaware corporation ("Crompton"), in connection with the corporate proceedings taken and to be taken relating to the merger of Copernicus Merger Corporation, a Delaware corporation and wholly owned subsidiary of Crompton ("Merger Sub"), with and into Great Lakes Chemical Corporation, a Delaware corporation ("Great Lakes"), with Great Lakes being the surviving corporation (the "Merger"), and the conversion of each share of Great Lakes common stock, par value $1.00 per share, issued and outstanding at the effective time of the Merger into 2.2232 shares of Crompton common stock, par value $0.01 per share ("Crompton Common Stock"). We have also participated in the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a registration statement on Form S-4 (the "Registration Statement") relating to the Merger. We have examined such corporate and other records, instruments, certificates and documents as we considered necessary to enable us to express this opinion.

        Based on the foregoing, it is our opinion that the Crompton Common Stock has been duly and validly authorized by all necessary action on the part of Crompton and, when issued pursuant to the terms of the Agreement and the Plan of Merger, dated as of March 8, 2005, by an among Crompton, Merger Sub and Great Lakes, will be validly issued, fully paid and non-assessable by Crompton.

        We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Additional Information—Legal Matters" therein.

Very truly yours,
Mayer, Brown, Rowe & Maw LLP

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  Exhibit 5.1